EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-72229, Registration Statement No. 333-104320, Registration Statement No. 333-34638, Registration Statement No. 333-49948, and Registration No. 333-83112 of Kilroy Realty Corporation on Forms S-3, and Registration Statement No. 333-43227 of Kilroy Realty Corporation on Form S-8 of our report dated February 25, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Kilroy Realty Corporation’s change in accounting for the impairment or disposal of long-lived assets to conform to the Statement of Financial Standards 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”) appearing in this Annual Report on Form 10-K of Kilroy Realty Corporation for the year ended December 31, 2003.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California

March 9, 2004